SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act

March 16, 2007

Date of Report

 (Date of earliest event reported)

WIZZARD SOFTWARE CORPORATION

 (Exact name of registrant as specified in its charter)

Colorado	000-33381	87-0609860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5001 Baum Boulevard, Suite 770

Pittsburgh, Pennsylvania 15213

(Address of Principal Executive Offices)

(412) 621-0902

(Registrant's Telephone Number)

(Former Name or Former Address if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On March 16, 2007, Wizzard Software Corporation, a Colorado corporation ("Wizzard," the "Company," "we," "our," "us" and words of similar import) closed its Agreement and Plan of Merger (the "Merger Agreement") with Wizzard Acquisition Corp., a Pennsylvania corporation and our wholly-owned subsidiary (the "Merger Subsidiary"); Webmayhem, Inc., a Pennsylvania corporation doing business as "Liberated Syndication" ("Webmayhem"); and David J. Chekan, Matthew T. Hoopes, David Mansueto and Martin Mulligan (collectively, the "Webmayhem Principal Stockholders") (the "Closing").

At the Closing:

*  the Merger Subsidiary was merged with and into Webmayhem in accordance with the provisions of the Pennsylvania Consolidated Statutes, with Webmayhem continuing as the surviving corporation;

*  Wizzard issued to Webmayhem's common stockholders a total of 5,326,320 "unregistered" and "restricted" shares of Wizzard common stock (the "Closing Shares") and cash in the amount of $250,000, in consideration of all of the issued and outstanding common stock of Webmayhem.  Upon the Closing of the Merger Agreement, Webmayhem became a wholly-owned subsidiary of Wizzard;

* Alan Costilo resigned as a director of Wizzard and David Mansueto was appointed to serve in that capacity until the next annual meeting of the stockholders of Wizzard or his prior resignation or termination.

Prior to Closing, Wizzard and all of Webmayhem stockholders executed a Registration Rights Agreement by which Wizzard granted piggyback registration rights to the Webmayhem stockholders; however, these piggyback registration rights do not extend to registration statements registering the resale of shares of Wizzard common stock owned by lenders or financing sources of the Company that were or are to be originally issued in financing or capital raising transactions.  Prior to Closing, Wizzard also executed Employment Agreements with each of the Webmayhem Principal Stockholders and Chris MacDonald, an employee of Webmayhem.

Webmayhem is engaged in the business of podcasting distribution.  Podcasts are a means for independent and professional content creators to publish audio and video shows for the world to enjoy over the internet or on mp3 players, such as the Apple iPod. Its assets consist of 65 servers, located in Chicago and Florida, that are used for podcast hosting, as well as proprietary podcast hosting technology and customer lists.

On March 2, 2007, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, dated February 27, 2007, disclosing the material terms of the Merger Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Under Paragraph 1.3(c)(1) of the Merger Agreement, Wizzard is obligated to pay to the former Webmayhem stockholders, on a pro rata basis, the sum of $100,000 on that date which is six months after the Closing date.

Item 3.02.  Unregistered Sales of Equity Securities.

At the Closing of the Merger Agreement, Wizzard issued a total of 5,326,320 "unregistered" and "restricted" shares of its common stock to the stockholders of Webmayhem in exchange for all of their Webmayhem securities.  We believe that the offer and sale of these securities was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the Securities and Exchange Commission and from various similar state exemptions.  In connection with the sale of these securities, the Company relied on the fact that there were fewer than 35 “non-accredited” Webmayhem stockholders.  In addition, neither the Company nor anyone acting on its behalf offered or sold these securities by any form of general solicitation or general advertising.  The Company will timely file with the Securities and Exchange Commission and applicable state securities authorities a notice on Form D and such other documents and fees as may be necessary to ensure compliance with Rule 506 of Regulation D and applicable state registration exemptions.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As contemplated by the terms of the Merger Agreement, Alan Costilo resigned as a director of Wizzard at the Closing and the remaining members of Wizzard's Board of Directors unanimously resolved to appoint David Mansueto to fill the vacancy created by Mr. Costilo's resignation, for a term that is no shorter than the term of the Lock-up/Leakout Agreements signed by the Webmayhem stockholders in connection with the Merger Agreement.

On March 15, 2007, the Company and Mr. Mansueto executed an Employment Agreement by which the Company has employed Mr. Mansueto as its Vice President of Media Development for a one-year term, at a salary of $75,000 per year.  The Employment Agreement shall be renewable for successive one-year periods upon completion of each of the Milestones set forth in the Merger Agreement.

Item 7.01.  Regulation FD Disclosure.

On March 19, 2007, Wizzard issued a press release which is attached hereto as Exhibit 99.1.  See Item 9.01 of this Current Report.

The information in this Item 7.01 is being "furnished" and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any disclosure document of Wizzard, except as shall be expressly set forth by specific reference in such document.

Item 9.01 Financial Statements and Exhibits.

(a) The required financial statements of Webmayhem will be filed within 75 days of the Closing.

(b) The required pro forma financial statements of the Company and Webmayhem, taking into account the Closing of the Merger Agreement, will be filed within 75 days of the Closing.

(c)(i) Registrant's Exhibits:

Exhibit Index

99.1 Press Release dated March 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Wizzard Software Corporation

Date: 3/22/2007                                                                       By/s/Christopher J. Spencer

CEO and President